Exhibit 10.47
THIRD AMENDMENT TO
THE PEABODY ENERGY CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, Peabody Energy Corporation (the “Company”) previously adopted the Peabody Energy Corporation Employee Stock Purchase Plan, as amended (the “Plan”);
     WHEREAS, pursuant to Section 7.1 of the Plan, the Company has the power to amend the Plan, subject to certain limitations set forth therein;
     WHEREAS, in accordance with guidance from the New York Stock Exchange, the Company is establishing an Australian Employee Stock Purchase Plan (the “Australian Plan”) without stockholder approval, subject to, among other things, the condition that the number of shares issuable under this Plan be reduced by the number of shares issued under the Australian Plan;
     WHEREAS, the Company desires to reflect the reduction in the number of authorized shares under the Plan;
     WHEREAS, for administrative convenience, the Company also desires to amend the method by which subsidiaries of the Company become participating subsidiaries under the Plan;
     NOW, THEREFORE, the Plan is amended as follows effective as of the date hereof:
I.
     Section 1.4 of the Plan is hereby amended by deleting the text and replacing it with the following:
     “Prior to October 18, 2007, a Subsidiary of the Company as of the Effective Date will be deemed to have adopted the Plan for its eligible Employees as of the Effective Date and any corporation that becomes a Subsidiary after the Effective Date but prior to October 18, 2007 will be deemed to have adopted the Plan for its eligible Employees immediately upon becoming a Subsidiary, unless the Company acts to exclude the Subsidiary and its eligible Employees from participation in the Plan. On or after October 18, 2007, any corporation that becomes a Subsidiary whose Employees are not participating in another employee stock purchase plan will be deemed to have adopted the Plan upon designation in writing by the Committee.”
II.
     Section 1.5(a) of the Plan is hereby amended by deleting the second sentence and replacing it with the following:

     “The aggregate number of shares of Stock that may be purchased under the Plan shall not exceed five million (5,000,000)1 plus such number of Shares as shall remain authorized but unissued under the Peabody Energy Corporation Australian Employee Stock Purchase Plan (the “Australian ESPP”) under expiration or termination of the Australian ESPP.”
III
     Section 3.l(a) of the Plan is hereby amended by replacing the period at the end with “; or” and adding a new clause (v) as follows:
     “(v) The Employee is eligible to participate in an employee stock purchase plan of the Company other than the Plan.”
IV
     The Plan shall otherwise remain in full force and effect.
Dated: October 18, 2007

PEABODY ENERGY CORPORATION
By:	/s/ Sharon D. Fiehler
Sharon D. Fiehler, Executive Vice President
Human Resources and Administration

[1]	Reflects original authorization of 1.5 million shares, as adjusted for two 2-for-l stock splits and as reduced by 1.0 million shares allocated to the Australian Employee Stock Purchase Plan; does not reflect any reduction for shares previously issued or reserved for issuance.